Exhibit 99.2

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

Emergency Medical Services Announces Public Stock Offering by Existing Equity Holders

Greenwood Village, Colo. (August 3, 2009) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced that it intends to commence a public secondary offering of 7.0 million shares of class A common stock.

EMSC will not receive any proceeds from the offering. The shares are being offered by affiliates of Onex Corporation (the “Onex Entities”) and represent approximately 22% of the Onex Entities’ equity interests in EMSC.  After giving effect to this offering, the Onex Entities will own approximately 59% of the equity interests in EMSC and approximately 93% of the combined voting power. The shares are being offered pursuant to an existing shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) on Form S-3, which was declared effective on November 14, 2008.

The shares of class A common stock in the offering have not yet been issued.  The selling stockholders currently hold LP exchangeable units in Emergency Medical Services L.P., which they will exchange for shares of class B common stock. Upon transfer, the shares of class B common stock will convert automatically into the shares of class A common stock being sold in the offering. Purchasers will receive shares of class A common stock from EMSC’s authorized capital.

BofA Merrill Lynch, Goldman, Sachs & Co. and Credit Suisse are acting as joint bookrunners for the offering.  The underwriters will have a 30-day option to purchase up to an additional 15 percent of the offered amount of the class A common stock sold.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such

-more-

jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department, or from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com and from the SEC’s website at www.sec.gov, when available.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of outsourced emergency department and hospital-based physician services. In 2008, EMSC provided services to 11.4 million patients in nearly 2,100 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission. There is no assurance that shares being offered will be sold or on what terms.

###